FIRST AMENDMENT TO
                         AGREEMENT OF PURCHASE AND SALE


         THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (the "First Amendment") entered into on March 27, 1997 among NORTH HILLS PROPERTIES, INC., a North Carolina corporation, ("NHP"), TOWER PROPERTIES LIMITED PARTNERSHIP, a North Carolina limited partnership, ("TPL") (NHP and TPL being hereinafter referred to as a "Seller" and collectively as "Sellers") and FAC REALTY, INC., a Delaware corporation, or its assignee ("Purchaser");

                              W I T N E S S E T H:

         WHEREAS, Sellers and Purchaser did, of even date, enter into a certain Agreement of Purchase and Sale (the "Agreement", same being incorporated by this reference herein) pursuant to which Sellers agreed to sell to Purchaser, and Purchaser agreed to purchase from Sellers, Eastgate Shopping Center, North Ridge Shopping Center, MacGregor Village Shopping Center, Gateway Shopping Center and Tower Shopping Center, being retail strip shopping centers located in Raleigh, Cary and Wilson, North Carolina; and

         WHEREAS, Sellers and Purchaser desire to amend the Agreement upon the limited terms set forth below;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Sellers and Purchaser do hereby agree as follows:

         1. Preferential Right to Purchase at Eastgate Shopping Center. By virtue of Paragraphs 10 and 11 of that certain Lease dated June 22, 1966 between North Hills, Inc. (the name of which was subsequently changed to North Hills Properties, Inc., a Seller herein), as lessor, and Shell Oil Company, as lessee, same having been assigned by one or more assignments to Quality Oil Company, L.L.C., ("Quality Oil"), Quality Oil has a preferential right to purchase Eastgate Shopping Center. By letter dated February 26, 1997, a copy of which has been delivered to Purchaser, Sellers notified Quality Oil of the pendency of the sale of the Eastgate Shopping Center to Purchaser and the terms thereof. Quality Oil has 30 days after its receipt of the said notice within which to exercise its preferential purchase right. As of the date hereof, Quality Oil has not notified Sellers either that it has elected to exercise, or that it has elected not to exercise, its preferential purchase right. Accordingly, the preferential purchase right is still exercisable by Quality Oil, and may be exercisable beyond the Scheduled Closing Date set forth in the Agreement. Notwithstanding, Purchaser hereby agrees with Sellers as follows with respect to the Quality Oil preferential purchase right:



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                  (a) The preferential purchase right shall be deemed a
         Permitted Title Exception for all purposes of the Agreement, and its existence shall not constitute a breach or default by Sellers under any provision of the Agreement.

                  (b) Purchaser may elect to acquire Eastgate Shopping Center in accordance with the terms of the Agreement by assuming the obligations of NHP with respect to the Quality Oil preferential purchase right. If
         (i) Purchaser does so elect, (ii) Sellers waive their rights under
         Section 11.02(d) of the Agreement, (iii) Purchaser or its subsidiary proceeds to acquire Eastgate Shopping Center in assumption of NHP's obligations with respect to the preferential purchase right and (iv) subsequent to Purchaser's acquisition of Eastgate Shopping Center, Quality Oil exercises its preferential purchase right, Purchaser shall honor the exercise by Quality Oil of, and to, the preferential purchase right, and Purchaser's failure to so perform shall be deemed to be a claim for which Purchaser shall be liable to Sellers in accordance with
         Section 13 of the Agreement. The provisions of this Section 1(b) shall be deemed an additional warranty, representation and covenant of Purchaser for purposes of Section 8 of the Agreement.

                  (c) Nothing contained in this First Amendment shall constitute a waiver of Sellers' rights under Section 11.02(d) of the Agreement.

         2. Ratification. Save and except as expressly modified and amended as hereinabove set forth, each term, provision and condition of the Agreement is hereby ratified and confirmed as originally written.

         EXECUTED on the date and year above first written.


ATTEST:                                    NORTH HILLS PROPERTIES, INC.

By: /s/ Carol Ter Wee                      By: /s/ James A. Walker
    --------------------------                -------------------------
    Secretary                                 James A. Walker, President

(Corporate Seal)                                                    NHP


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


ATTEST:                         TOWER PROPERTIES LIMITED
                                PARTNERSHIP                        (SEAL)

                                       By:   North Hills Properties, Inc.,
                                             general partner

By: /s/ Carol Ter Wee                        By: /s/ James A. Walker
    ---------------------------                  ----------------------------
    Secretary                                    James A. Walker, President

(Corporate Seal)

                                             By: /s/H. Arthur Sandman (SEAL)
                                                 ----------------------------
                                                 H. Arthur Sandman,
                                                 general partner
                                                                          TPL
                                                       (collectively SELLERS)


ATTEST:                                      FAC REALTY, INC.


By: /s/ Robin W. Malphrus                    By:  /s/ C. Cammack Morton
    --------------------------                    ---------------------------
    Robin W. Malphrus, Secretary                 C. Cammack Morton, President
(Corporate Seal)
                                                                       PURCHASER

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